UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 6, 2008
EXTERRAN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33666	74-3204509

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16666 Northchase Drive,
Houston, Texas		77060

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (281) 836-7000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit Index
Change of Control Agreement of Ernie L. Danner
Press Release

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Officer Appointment of Ernie Danner
     On October 6, 2008, Exterran Holdings, Inc. (the “Company”) appointed Ernie L. Danner, 54, as its President and Chief Operating Officer, effective as of October 8, 2008. Mr. Danner has been a director of the Company since the consummation of the merger of Universal Compression Holdings, Inc. (“Universal”) and Hanover Compressor Company on August 20, 2007 and previously served as a director of Universal beginning with Universal’s acquisition of Tidewater Compression Service, Inc. in 1998. Mr. Danner served in various positions of increasing responsibility at Universal from 1998 until 2007, including as an Executive Vice President of Universal from February 1998 to 2007 and Chief Operating Officer from July 2006 to August 2007. Prior to joining Universal, Mr. Danner served as Chief Financial Officer and Senior Vice President of MidCon Corp., an interstate pipeline company and a wholly owned subsidiary of Occidental Petroleum Corporation. Mr. Danner is also a director of Copano Energy, LLC (a midstream natural gas company) and Horizon Lines, LLC (a Jones Act shipping company), and he serves on the Board of Trustees of the John Cooper School in The Woodlands, Texas.
     Stephen A. Snider, the Company’s Chief Executive Officer, ceased serving as the Company’s President upon Mr. Danner’s appointment to that position.
     Except for the change of control agreement and Performance Pay Plan described below, the Company does not have any other form of employment agreement with Mr. Danner, either written or oral, that guarantees salaries, salary increases, bonuses or benefits. There are no other arrangements or understandings between Mr. Danner and any other person pursuant to which he was selected as an officer. There are no family relationships between Mr. Danner and any executive officer or director of the Company.
Base Salary of Mr. Danner
     On October 8, 2008, the compensation committee of the board of directors of the Company set the annual base salary of Mr. Danner at $450,000.
Participation in Performance Pay Plan
     On October 8, 2008, the compensation committee of the board of directors of the Company established a target 2008 bonus opportunity for Mr. Danner under the Company’s Annual Performance Pay Plan of 80% of his prorated base salary for 2008. The terms of the Annual Performance Pay Plan are incorporated herein by reference to Exhibit 10.31 to the Company’s annual report on Form 10-K for the year ended December 31, 2007.
Change of Control Agreement with Mr. Danner
     On October 8, 2008, the Company entered into a change of control agreement with Mr. Danner. Under the change of control agreement, the Company has an obligation to make payments to Mr. Danner upon a termination event following a change of control. A termination event under the agreement includes, among other things, termination of Mr. Danner’s employment by the Company other than for Cause (as that term is defined in the agreement) or a termination by Mr. Danner for Good Reason (as that term is defined in the agreement).
     Under the change of control agreement, if a termination event occurs within 18 months following a change of control, the Company has an obligation to pay to Mr. Danner an amount equal to (i)(A) his earned but unpaid Base Salary (as that term is defined in the agreement) through the Date of Termination (as that term is defined in the agreement) plus (B) his prorated Target Bonus (as that term is defined in the agreement) for the current year plus (C) any earned but unpaid Actual Bonus (as that term is defined in the agreement) for the prior year plus (ii) any portion of his vacation pay accrued, but not used, for the Termination Year (as that term is defined in the agreement) as of the Date of Termination plus (iii) three times the sum of his Base Salary and Target Bonus amount for the Termination Year plus (iv) three times the total of the employer matching contributions that would have been credited to his account under the Company’s 401(k) Plan and any other deferred compensation plan had he made the required amount of elective deferrals or contributions under the 401(k) Plan and any other deferred compensation plan during the 12-month period immediately preceding the month of his Date of Termination plus (v) amounts, if any, previously deferred by Mr. Danner or earned but not paid, if any, under any Company incentive and non-qualified deferred compensation plan or programs as of the Date of Termination. The agreement also provides for continuing medical coverage and full acceleration of any outstanding stock options, stock-based awards and cash-based incentive awards upon a termination event within 18 months of a change of control. Payments under the agreement are contingent on Mr. Danner’s entering into a waiver and release of all claims and being subject to customary non-compete and non-solicitation covenants.
     The foregoing description of the change of control agreement is qualified in its entirety by reference to the full text of the agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Change of Control Agreement of Ernie L. Danner

99.1	Press Release of Exterran Holdings, Inc. dated October 8, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRAN HOLDINGS, INC.
October 10, 2008	By:	/s/ Donald C. Wayne
Donald C. Wayne
Senior Vice President, General Counsel and Secretary

Exhibit Index
10.1	Change of Control Agreement of Ernie L. Danner

99.1	Press Release of Exterran Holdings, Inc. dated October 8, 2008.